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                                                                    EXHIBIT 11.1


                               PHARMACYCLICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        COMPUTATION OF NET LOSS PER SHARE
                (in thousands, except per share data, unaudited)


                                                                     Three Months                           Nine Months
                                                                         Ended                                 Ended
                                                                       March 31,                             March 31,
                                                           ---------------------------------      --------------------------------
                                                               1997                1996               1997               1996
                                                               ----                ----               ----               ----
Weighted average common shares
outstanding                                                        9,542               8,471              9,253              5,298
Convertible preferred stock (1)                                        -                   -                  -              2,149
Common stock equivalent arising from
options and warrants issued subsequent to
June 30, 1994 through October 23, 1995 (2)                             -                   -                  -                131
                                                           -------------      --------------      -------------      -------------
Weighted average common and
  common equivalent shares                                         9,542               8,471              9,253              7,578
                                                           =============      ==============      =============      =============
Net Loss                                                   $     (2,494)      $      (2,068)      $     (7,969)      $     (5,473)
Net loss per share                                         $      (0.26)      $       (0.24)      $      (0.86)      $      (0.72)
                                                           =============      ==============      =============      =============




(1) Shares of convertible preferred stock issued from July 1, 1994 through the effective date of the Company's initial public offering on October 23, 1995 have been included in the calculation of net loss per share using the if-converted method.

(2) Stock options and warrants granted from July 1, 1994 through the effective date of the Company's initial public offering on October 23, 1995 have been included in the computation of net loss per share using the treasury stock method and the initial public offering price.



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